EXHIBIT 19.1

FAIR ISAAC CORPORATION
Statement of Company Policy as to

Trades in the Company’s Securities By Company Personnel and
Confidential Information
1.    Purpose.
Both the Securities and Exchange Commission (the “SEC”) and Congress are very concerned about maintaining the fairness of the U.S. securities markets. The securities laws are continually reviewed and amended to prevent people from taking unfair advantage and to increase the punishment for those who do. These laws require publicly-traded companies to have clear policies on insider trading. If companies like ours do not take active steps to adopt preventive policies and procedures covering securities trades by company personnel, the consequences could be severe.
In addition, we are adopting this Statement of Company Policy to avoid even the appearance of improper conduct on the part of anyone employed by or associated with Fair Isaac Corporation and companies owned by Fair Isaac Corporation (all of which are referred to collectively for convenience as the “Company”), not just so-called insiders. We have all worked hard to establish our reputation for integrity and ethical conduct. We cannot afford to have it damaged.
This Statement of Company Policy applies equally to employees of the Company. References to employees in this Statement of Company Policy should be read to include directors of the Company.
2.    The Consequences.
The consequences of insider trading violations can be substantial:
For individuals who trade on inside information (or tip information to others):
•    A jail term of up to 20 years;
•    A civil penalty of up to three times the profit gained or loss avoided; and
•    A criminal fine (no matter how small the profit) of up to $5 million.
For a company (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading:

•    A civil penalty of the greater of $1 million or three times the profit gained or loss avoided as a result of the employee’s violation; and
•    A criminal penalty of up to $25 million.
Further, if an employee violates the Company’s insider trading policy, Company imposed sanctions, including dismissal for cause, could result from failing to comply with the Company’s policy or procedures. Needless to say, any of the above consequences, even an SEC investigation that does not result in prosecution, can tarnish one’s reputation and irreparably damage a career.
3.    Our Policy.
No trading while in possession of material non-public information. If any employee has material non-public information (often referred to as “insider information”) relating to the Company, it is our policy that neither that person nor any related person may buy or sell securities of the Company or engage in any other action to take advantage of, or pass on to others, that information.
This policy also applies to transactions by an employee in the securities of any other company, including, but not limited to, our customers, partners or suppliers, while such employee is in the possession of material non-public information about the other company obtained in the course of employment at the Company.
Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception. Even the appearance of an improper transaction must be avoided to preserve our reputation for adhering to the highest standards of conduct.
What is Material Information? “Material information” is any information that a reasonable investor would consider important in deciding whether to buy, hold or sell securities of the Company. In short, “material information” includes any information that reasonably could affect the price of the stock. Either positive or negative information may be material. It can be information about the Company or about a company with which we do business.
Examples: Common examples of information that will frequently be regarded as material are:
—    projections of future earnings or losses;
—    news of a possible merger, acquisition or tender offer;
—    news of a significant sale of assets;
—    significant new products or delays in new product introduction or development;
—    discoveries, or grants or allowances or disallowances of patents;
—    changes in dividend policies or the declaration of a stock split or the offering of additional securities;
—    changes in management;

—    plans to raise additional capital through stock sales or otherwise;
—    the gain or loss of a significant product sale, customer or collaborator;
—    results of product trials;
—    pending or threatened litigation or the resolution thereof;
—    significant regulatory actions concerning new or proposed products;
—    impending bankruptcy or financial liquidity problems; and
—    the gain or loss of a substantial customer or supplier.

What is trading? In addition to conventional purchases and sales of common stock, trading includes transactions in puts, calls, options, warrants, convertible securities and other derivatives based on the price of Company common stock. Trading covered by this policy may or may not include transactions under Company-sponsored plans as follows:

•Stock Option Exercises. The policy’s trading restrictions do not apply to the purchase of Company stock through the exercise of stock options granted by the Company. The trading restrictions do apply to any contemporaneous (such as a sale through a broker as part of a cashless exercise of the option) or subsequent sale of Company stock acquired through an option exercise.

•Restricted Stock/Unit and Performance/Market Stock/Unit Awards. The policy’s trading restrictions do not apply to the vesting of restricted stock/units or performance/market stock/units, or to the exercise of a tax withholding right pursuant to which the person elects to have the Company withhold shares of stock to satisfy tax withholding requirements upon vesting. The trading restrictions do apply to any market sales of shares, such as a sale-to-cover.

•Certain Gifts. The policy’s trading restrictions do not apply to a bona fide gift of Company stock so long as either (i) the recipient of the gift is subject to the same trading restrictions under this policy as are applicable to you, or (ii) you otherwise have no reason to believe that the recipient intends to sell the securities immediately or during a period when you would not be permitted to trade pursuant to the terms of this policy.

•Employee Stock Purchase Plan Purchases. The policy’s trading restrictions do not apply to the purchase of Company stock through the Employee Stock Purchase Plan (but the policy’s trading restrictions do apply to any election to participate in such plan, any election to change the level of participation in such plan (other than a notice of withdrawal from the plan) or the sale of any shares acquired under such plan).
Twenty-Twenty Hindsight. Remember, if your securities transactions become the subject of scrutiny, they will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction you should carefully consider how regulators and others might view your transaction in hindsight.

Transactions by Others. The same restrictions apply to your family members, others living in your household, and entities that you influence or control. Employees are responsible for the compliance of such persons and entities.
Do Not Pass Information to Others. Whether the information is proprietary information about the Company or information that could have an impact on its stock price, employees must not pass the information on to others. It is illegal to advise others to trade on the basis of material non-public information. Liability in these cases can extend to both the “tippee” — the person to whom the insider disclosed inside information — and you, as the “tipper,” and will apply whether or not you derive any benefit from another’s actions. These restrictions also apply to non-public information concerning any other company if such information was obtained in the course of employment, including information about our customers, partners or suppliers.
When Information is Public. As you can appreciate, it is also improper for any employee to enter a trade immediately after the Company has made a public announcement of material information, including earnings releases. We impose certain “trading blackouts” to ensure that the Company’s stockholders and the investing public will be afforded the time to receive the information and act upon it. These are discussed below under “Trading Blackouts.”
Procedures for Trading. To provide assistance in preventing inadvertent violations and avoiding even the appearance of an improper transaction (which could result, for example, where an employee engages in a trade while unaware of a pending major development) the following procedures must be followed before trading.
Members of the Board of Directors and Senior Officers (“Preclearance Employees”)
Persons in this category must
•Notify the Trading Compliance Officer, or in his/her absence, the Backup Trading Compliance Officer (either one the “Compliance Officer”) and Stock Administration in an email of the amount and nature of the proposed trade. The Compliance Officer, Backup Compliance Officer and Stock Administration personnel are identified on Attachment A hereto, as may be amended from time to time;
•Certify to the Compliance Officer in email that (i) he or she is not in possession of material nonpublic information concerning the Company and (ii) the proposed trade(s) will be conducted in compliance with all applicable securities laws, including, if applicable, Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”); and
•Have received confirmation from the Compliance Officer that the trade is approved.
You will be notified if you are one of the officers subject to this policy.
Employees in a Position to Have Access to Material Non-public Information (“Access Employees”)

Persons in this category must
•Certify to the Compliance Officer and Stock Administration by accepting the terms displayed in a pop-up window which appears when using the stock trading tool in the E*TRADE Stock Plan account. The individual must certify that (i) he or she is not in possession of material non-public information concerning the Company and (ii) the proposed trade(s) will be conducted in compliance with all applicable securities laws, including, if applicable, Section 16 of the Exchange Act and Rule 144 of the Securities Act.
You will be notified if you are one of the Access Employees subject to this policy.
All Employees
The above procedures do not relieve anyone of their responsibility under SEC rules. All employees, whether subject to these procedural requirements or not, are responsible for adherence to this Statement of Company Policy, including, but not limited to: not trading on insider information; not trading during trading blackout periods; and not trading in securities on a short-term basis. All employees must follow the procedures applicable to Senior Officers for the sale of stock purchased in the open market and owned less than six months. If any employee is in doubt of whether or not the above procedures apply to him or her, the employee should inquire with the Compliance Officer.
Trading Blackouts. From time to time, the Company may require that members of the Board of Directors, Senior Officers, selected employees and others suspend trading because of developments known to the Company and not yet disclosed to the public. In that event, these persons are advised not to engage in any transaction involving the purchase or sale of the Company's securities during that period and should not disclose to others the fact that they have been suspended from trading. The Company will also require the following mandatory trading blackouts:
•    Earnings Trading Blackouts – All members of the Board of Directors, Senior Officers, Access Employees and certain employees in a position to have access to material non-public information will be subject to a stock trading blackout period beginning on the twentieth day of the last month of a fiscal quarter until two trading days after earnings for that quarter are released. You will be notified if you are one of the specified employees subject to this policy.
•    Trading After Earnings Announcements – In addition to those employees subject to earnings trading blackout periods, all employees are restricted from engaging in transactions from the day an earnings announcement is made until the third trading day after quarterly earnings are released. Thus, if an earnings announcement is made after the stock market closes on a Monday, Thursday would be the first day on which you should trade. If an earnings announcement is made before the stock market opens on a Monday, Wednesday would be the first day on which you should trade.

Of course, no trading should be done at any time that a member of the Board of Directors, officer or employee is actually aware of a major undisclosed corporate development.
Pre-Planned Trading Plans. Members of the Board of Directors and Senior Officers (subject to pre-approval of trades under this policy) and employees who are subject to preclearance of trades may establish a pre-planned trading plan designed to enable those persons to take advantage of the defense to an allegation of insider trading offered by Rule 10b5-1 of the SEC. Any such plan must meet the following requirements, as well as other requirements of Rule 10b5-1:
•it has been approved in advance by our General Counsel and must be in writing, with a copy of the approved plan filed with our General Counsel;

•it provides that no trades may occur thereunder until expiration of the applicable cooling-off period specified in Rule 10b5-1(c)(ii)(B) under the Exchange Act, and no trades occur until after that time; the appropriate cooling-off period will vary based on the status of the employee:
ofor directors and executive officers, the cooling-off period ends on the later of (i) 90 days after adoption or certain modifications of the 10b5-1 plan; or (ii) two business days following disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the quarter in which the 10b5-1 plan was adopted or modified (but in no event more than 120 days after adoption or modification);
oall other employees, the cooling-off period ends 30 days after adoption or modification of the 10b5-1 plan;

•it is entered into in good faith by the employee, and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, at a time when the employee is not in possession of material nonpublic information about the Company; and, if the employee is a director or officer, the 10b5-1 plan must include representations by the individual certifying to such matters;

•it (i) specifies the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold; (ii) includes a written formula or algorithm, or computer program, for determining the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold; or (iii) does not permit the person to exercise any subsequent influence over how, when, or whether to effect purchases or sales; provided, in addition, that any other person who, pursuant to the contract, instruction, or plan, did exercise such influence must not have been aware of the material nonpublic information when doing so;

•it is the only outstanding approved 10b5-1 Plan entered into by the employee (subject to the exceptions set out in Rule 10b5-1(c)(ii)(D) of the Exchange Act); and

•it is not designed to effect the open-market purchase or sale of the total amount of securities in a single transaction within a 12-month period of another single-transaction plan (subject to the exceptions set out in Rule 10b5-1(c)(ii)(E) of the Exchange Act).

We will be under no obligation to approve such a plan and will only do so if we believe the plan will meet the requirements of Rule 10b5-1 and will not be adverse to our overall corporate objectives.
4.    Additional Prohibited Transactions.
We believe it is improper and inappropriate for any Company personnel to engage in short-term or speculative transactions involving Company stock. We believe that this trading can reflect badly on the Company and that Company personnel should not engage in any types of transactions that are commonly viewed as a form of “betting” for or against the Company. Accordingly, it is the Company’s policy that members of the Board of Directors, officers and employees should not engage in any of the following activities with respect to securities of the Company:
•    Trading in securities on a short-term basis — As a general rule, any Company stock purchased in the open market (i.e., not including stock purchased upon exercise of an employee stock option or under the Employee Stock Purchase Plan) should be held for a minimum of six months and ideally longer. Senior Officers who are also Section 16 officers and members of the Board of Directors of the Company are already subject to the SEC’s “short-swing” profit rule, which penalizes sales and purchases inside of any six-month period. Any employee who wishes to sell Company stock that was purchased in the open market and that has been owned less than six months must obtain prior written clearance from our General Counsel.
•    Purchases of Company stock on margin — This means borrowing from a brokerage firm, bank or other entity in order to buy Company stock (other than in connection with a so-called “cashless” exercise of options under the Company’s stock plans).
•    Short sales of Company stock — This involves selling Company stock that you do not own in the expectation that the price of the stock will fall, or as part of an arbitrage transaction.
•    Hedging ownership of Company stock —This includes buying or selling puts or calls on Company stock, options trading on any of the stock exchanges or futures exchanges relating to Company stock, entering into equity swaps, prepaid variable forward contracts, collars or exchange funds involving Company stock and other transactions that are designed to hedge or offset decreases in the price of Company stock.

In addition, employees are expected to comply with any other state or federal securities law requirements that may apply to them, for example restrictions of the sale of securities subject to Rule 144 under the Securities Act.
5.    Confidential Information and Communications with the Media.
Unauthorized disclosure of internal information relating to the Company (including information regarding new products, the Company’s suppliers or customers) could cause competitive harm to the Company and in some cases could result in liability for the Company.
Unauthorized disclosure. Company personnel should not disclose internal information about the Company to anyone outside the Company, except as required in the performance of regular duties for the Company. In this regard, Company employees are prohibited from posting internal information about the Company on a “bulletin board” on the Internet or communicating about the Company and its business in Internet-based “chat” rooms and are prohibited from facilitating the posting of internal information by others.
Communications with the media, securities analysts and investors. Communications on behalf of the Company with the media, securities analysts and investors must be made only by specifically designated representatives of the Company. Unless you have been expressly authorized to make such communications, if you receive any inquiry relating to the Company from the media, a securities analyst or an investor, you should refer the inquiry to the Investors Relations office or the General Counsel.
Safeguarding confidential information. Care must be taken to safeguard the confidentiality of internal information. For example, sensitive documents should not be left lying on desks, and visitors should not be left unattended in offices containing internal company documents.
Rumors. Rumors concerning the business and affairs of the Company may circulate from time to time. Our general policy is not to comment upon those rumors. Individual employees should also refrain from commenting upon or responding to rumors and should refer any requests for comments or responses to the Investors Relations office or the General Counsel.
6.    Company Assistance.
Any person who has any questions about specific transactions may obtain additional guidance from our General Counsel.
Remember, however, the ultimate responsibility for adhering to the Statement of Company Policy and avoiding improper transactions rests with you. In this regard, it is imperative that you use your best judgment.

7.    Acknowledgements.
This policy will be delivered to all employees. All employees will be required to acknowledge their understanding of, and an intent to comply with, this Statement of Company Policy, in a manner and form approved by the General Counsel.
In addition, certain employees may be required to acknowledge their understanding of, and intent to comply with, this Statement of Company Policy on an annual basis.

Attachment A

The individuals listed below have the following responsibilities for purposes of the Fair Isaac Corporation Statement of Company Policy as to Trades in the Company’s Securities By Company Personnel and Confidential Information:

Compliance Officer

[*****]

Backup Compliance Officer

[*****]

Stock Administration

[*****]

[*****]

Revised: October 25, 2023